Exhibit 10.14

Handheld Entertainment, Inc.
CONTRACT FOR CONSULTING SERVICES

Name of Consultant:	William J. Bush 1134 Glen Road Lafayette. CA 94549 USA

Effective Dates of Contract:   December 1, 2005 through November 30, 2006

Handheld Entertainment, Inc., a California Corporation (HHE) and Consultant (‘‘Consultant’’) agree as follows:

1.	Services and Fees:

a.    The services that Consultant will perform, and the fees which HHE will pay to Consultant in return for those services, are described in the ‘‘Description of Work and Compensation’’ attached as Exhibit A to this Contract for Consulting Services (‘‘the Contract’’).

b.    If HHE and Consultant anticipate working together on more than one project, additional exhibits describing such projects may be made a part of the Contract. Each additional exhibit must be signed by both parties to be valid.

c.    Consultant is an independent contractor, not an employee of HHE, and no employment relationship is created by the Contract.

2.	Term: The term of the Contract is twelve months, beginning on December 1, 2005 and ending on November 30, 2006, unless the Contract is terminated by one or both of the parties pursuant to the terms of the Contract.

3.	Work: HHE will provide Consultant with specifications for the accomplishment of the Description of Work ‘found in Exhibit A. Upon HHE’s acceptance of the Work, HHE shall pay Consultant the compensation as provided for in Exhibit A.

4.	Termination:

a.    HHE may terminate the Contract immediately if Consultant or any of its employees or agents:

i	Breaches the confidentiality provisions of the Contract;

ii	Is late in the delivery of work or if delivered work quality is unacceptable; or

iii	Engages in any activity that could lead to termination ‘‘for cause’’ as set forth in HHE’s Employee Handbook.

In the event that the Contract is terminated by HHE for any of the above reasons, Consultant will be paid only for work delivered and approved by HHE up to the date of such termination.

b.    HHE may terminate the Contract without any reason by giving fifteen (15) days written notice to Consultant. If HHE terminates the Contract for convenience and without cause, HHE will pay Consultant the remaining term of the contract, pursuant to the payment terms contained in Exhibit A.

c.    Consultant may terminate the Contract at any time, for any reason, by giving thirty (30) days written notice to HHE. Should Consultant terminate the Contract in this manner, Consultant will be paid only for work delivered and approved by HHE up to the date of such termination.

5.	Relationship of Parties:

a.    Consultant shall retain independent professional status throughout the Contract and shall use its own discretion in performing the tasks assigned. Consultant is not an employee or agent of HHE at any time while the Contract is in effect. Consultant is not entitled to the rights or benefits afforded to HHE’s employees, including disability insurance, unemployment insurance, worker’s compensation, medical insurance, sick leave or any other HHE employment benefit.

b.    Consultant shall perform the services required by the Contract at any place or location and at such times as Consultant shall determine, with Consultant’s own equipment and supplies. Any temporary provision of facilities or equipment to Consultant by HHE for the performance of Consultant’s duties will not be evidence of an employer/employee relationship.

c.    Consultant will report as income to the appropriate government agencies all compensation received pursuant to the Contract and will pay all applicable U.S. taxes. HHE will not make deductions from its fees to Consultant for any taxes.

d.    In the event Consultant employs any assistants to perform under the Contract, such assistants must comply with all provisions of the Contract. All assistants shall be under the direct control of Consultant, but shall also be answerable and be subject to direction or suggestions made by HHE. Consultant assumes full and sole responsibility for the payment of all assistant compensation, expenses, local, state and federal income tax, unemployment, and workers’ compensation insurance, Social Security, disability insurance, and any other applicable withholdings.

6.    Indemnification: Consultant and HHE each shall indemnify, defend and hold the other party harmless from and against any claim, liability, injury, damages, costs or attorneys’ fees that may be incurred or demanded of either party as a result of the other party’s (or the other party’s agents’, representatives’ or employees’) negligence, improper conduct, intentional acts or omissions, failure to comply with any law, or as a result of any claims relating to the originality or ownership of the work performed hereunder by Consultant or its assistants.

7.	Confidentiality:

a.    Consultant will not improperly disclose any HHE Confidential Information and will take all reasonable precautions to prevent its unauthorized dissemination, both during and after the Contract. Consultant will limit the internal distribution of HHE Confidential Information to its employees and agents who have a need to know. Consultant will not to use any HHE Confidential Information for its own benefit or for the benefit of anyone other than HHE. Consultant will not design or manufacture any products, which incorporate any HHE Confidential Information without the express, written consent of HHE.

b.    HHE Confidential Information means information relating to the research, development, products, methods of manufacture, trade secrets, business plans, customers, finances, and personnel data related to the business or affairs of HHE, including but not limited to any and all information related to the HHE products. HHE Confidential Information does not include any information: (i) which Consultant knew before HHE disclosed it to Consultant; (ii) which has become publicly known through no wrongful act of Consultant; or (iii) which Consultant developed independently, as evidenced by appropriate documentation.

c.    All HHE Confidential Information remains the property of HHE and no license or other rights in the Confidential Information is granted hereby. All information is provided ‘‘AS IS’’ and without any warranty, express, implied, or otherwise, regarding its accuracy or performance. Further, upon HHE’s written request, Consultant agrees to return to HHE all HHE Confidential Information, including but not limited to all computer programs, documentation, notes, plans, drawings, and copies thereof.

8.	Works For Hire and Originality:

a.    HHE recognizes that Consultant may have pre-existing property rights in certain materials, products, and courseware, etc. which Consultant uses in performing the Contract (‘‘Consultant’s Related Rights’’). HHE does not intend to abrogate or take away such rights. To protect such rights, Consultant will list the materials, products, and courseware, etc., to which Consultant claims pre-existing property rights. That list of Consultant’s Related Rights will be attached as Exhibit B to the Contract.

b.    Other than the information listed in Exhibit B to the Contract, all of Consultant’s work under this Contract, including without limitation notes, reports, documentation, drawings, computer programs (source code, object code and listings), derivatives of pre-existing copyrighted works of Consultant, customer lists, inventions, creations, works, devices, masks, models, work-in-progress, and deliverables (‘‘Works’’) shall be considered work made for hire for HHE, as defined in Section 101 of the Copyright Act of 1976, and all such Works shall be the property of HHE.

c.    HHE shall be the proprietor of all Works not listed in Exhibit B and of all rights therein throughout the world including, without limitation, the copyright and all rights under copyright therein, and the specific right of reproduction provided in California Civil Code section 982.

d.    Consultant expressly assigns to HHE all right, title, and interest, including without limitation all rights under copyright, in and to the Works, and specifically waives any and all ‘‘artist’s rights’’ that the Consultant may have pursuant to any state or federal statutes regarding the Works.

e.    During and after the Contract, Consultant will assist HHE in every reasonable way, at HHE’s expense, to secure, maintain and defend for HHE’s benefit all copyrights, patent rights, mask work rights, trade secret rights and other applicable proprietary rights in and to the Works.

f.    Consultant represents and warrants that its services rendered hereunder will consist of work original to Consultant and/or its assistants, and that none of the results and proceeds of Consultant’s and/or its assistants’ services will infringe upon or violate any contracted, proprietary, personal or other right of any third party.

9.    License to Use Consultant’s Related Rights: Consultant hereby grants HHE, and its subsidiaries, licensees and affiliates, a royalty-free, irrevocable, perpetually worldwide, non-exclusive license to use, disclose, reproduce, modify, license and distribute Consultant’s Related Rights as listed in Exhibit B. Consultant will indemnify, hold harmless and, at HHE’s request, will defend HHE and its subsidiaries, licensees and affiliates from and against all claims, liabilities, damages, losses and expenses including, but not limited to reasonable attorneys’ fees and costs of suit, arising out of or in connection with all claims that the use or disclosure of Consultant’s Related Rights violates any third party rights.

10.	Miscellaneous:

a.    Prohibition of Assignment: Neither Consultant or HHE may assign or delegate any of its rights or obligations under the Contract without first obtaining the written consent of the other party.

b.    No Conflict: Consultant will not engage in any consulting services or enter into any other contract that would materially interfere with the commitment of time and energy required by Consultant to timely complete Consultant’s obligations under the Contract.

c.    Governing Law: California law will govern the Contract.

d.    Severability: If any provision of the Contract is found by a court of competent jurisdiction to be unenforceable for any reason, the remainder of the Contract shall continue in full force and effect.

e.    Dispute Resolution:

i	Arbitration: Except for any claim by HHE that Consultant has breached the terms of Paragraph 7 of the Contract, the parties agree to submit any dispute arising out of or in connection with the Contract to binding arbitration in San Francisco County, California before the American Arbitration Association, (‘‘AAA’’) under the then standing Commercial Arbitration Rules of the AAA. The ‘‘prevailing party’’ if any, in any arbitration will be entitled to the recovery of its costs and reasonable attorneys’ fees from the other party. Any arbitration shall be final and binding and the arbitrator’s order will be enforceable in any court of competent jurisdiction.

ii	Court Action and Equitable Relief: Any breach of the confidentiality provisions of the Contract by Consultant will result in irreparable harm to HHE. For any claim by HHE that Consultant has breached the terms of Paragraph 7 of the Contract, HHE shall have the right to assert any claim, demand or suit, including a claim for injunction or other equitable relief, in any Court of competent jurisdiction. In the event that HHE is the ‘‘prevailing party’’ in any action to enforce the confidentiality provisions of Paragraph 7 of the Contract, HHE will be entitled to the recovery of its costs and reasonable attorneys’ fees.

iii	Limitation of Liability: Except for any damages arising from Consultant’s breach of Paragraph 7 or 8 of the Contract, neither party shall under any circumstances be liable for any consequential, indirect, special, incidental or exemplary damages, including without limitation, any loss of revenues, profits, or business or other economic loss arising out of or in connection with the services provided hereunder.

f.    Survival of Terms: The provisions of paragraphs 6, 7, 8, 9 and 10.e. of the Contract shall survive any termination of the Contract.

g.    Modification: Any modification of the Contract will be effective only if it is in writing and signed by both parties.

h.    Entire Agreement: The Contract and the Exhibits attached to the Contract constitute the entire agreement between HHE and Consultant and supersede all prior or contemporaneous written or verbal agreements and understandings in connection with the subject matter hereof.

HHE	CONSULTANT
Handheld Entertainment, Inc.	William J. Bush
By: /s/ Jeffrey D. Oscodar	By: /s/ William Bush
Name: Jeffery D. Oscodar	Name: William Bush
Title: President & Chief Executive Officer	Title: Consultant

Signature Page of Consultant Agreement

EXHIBIT A

DESCRIPTION OF WORK AND COMPENSATION

1. Name of Consultant:	William J. Bush 1134 Glen Road Lafayette, Ca 94549 USA

2. Effective Dates of Contract:	December 2005 through November 30, 2006

3.    Scope of Work:

a.	From December 1, 2005 thru February 5, 2006

i.	Consultant will provide assistance with the preparation and filing of the consolidated financial statements of HHE for the years ended December 31, 2004 and 2003.

b.	From February 5, 2006 thru November 30, 2006

i.	Consultant will perform duties as Chief Financial Officer of HHE, including, but not limited to, supervising and creation of all required all financial reporting, investor relations, fund raising, mergers and acquisitions support and any other duties which HHE reasonably requests.

In addition, and only at the request of HHE, Consultant may be requested to assist in other areas which HHE may request from time to time at its sole discretion.

4.    Invoice Submission and Payment: Consultant shall submit an invoice for all services rendered at the conclusion of month. Upon HHE’s acceptance of Consultant’s work, HHE will pay Consultant’s invoice. HHE will not unreasonably delay acceptance or rejection of Consultant’s work. HHE generally pays consultants within fifteen (15) days after HHE receives an invoice for completed work.

5.    Consultant Compensation: Upon HHE’s acceptance of Consultant’s work, HHE will pay

a.	Cash Compensation

i.	From December 1, 2005 thru February 5, 2006 Consultant will bill HHE $200 per hour for each hour of services performed.

ii.	From February 6, 2006 through November 30, 2006, Consultant will bill HHE the lesser or $125 per hour or $1,100 per day for services performed.

b.	Equity Compensation

i.	Upon commencement of this contract, issue Consultant a grant of 33,833 non-qualified incentive stock options with an exercise price of $0.37 per share. Such options will be fully vested upon issuance and expire ten years from issuance.

ii.	Should Consultant and HHE mutually agree to convert Consultant to a regular full time employee, Consultant will be issued a restricted share grant equal to the economic value of 207,167 incentive stock options priced at $0.37 with a ten-year expiration from issuance. Such share grant will vest with a one-year cliff, with the vesting period beginning on February 6, 2006, and then vest monthly over the preceding two years.

6.    Expenses: Consultant will not be reimbursed for any expenses incurred in connection with this Contract absent the prior approval of HHE.

7.    Equipment: Consultant will supply all its own equipment for this Contract.

8.    Entire Scope of Work: This Exhibit A contains the entire Scope of Work for Consultant. If a change in the scope of the work results in a material increase or decrease in the cost or time for completion of the services, the fees and schedule may be renegotiated upon the mutual agreement of the parties. In that event, a new Exhibit A will be drafted, signed and attached to the Contract.

HHE	CONSULTANT
Handheld Entertainment, Inc.	William J. Bush
By: /s/ Jeffrey D. Oscodar	By: /s/ William Bush
Name: Jeffery D. Oscodar	Name: William Bush
Title: President & Chief Executive Officer	Title: Consultant

EXHIBIT B

CONSULTANT’S RELATED RIGHTS

1.    Description of Related Right, if any:

2.    Description of additional Related Right, if any:

3.    Description of additional Related Right, if any:

NONE